                                                    ----------------------------
                                                           OMB APPROVAL
                                                    ----------------------------
               UNITED STATES                        OMB NUMBER:        3235-0145
   SECURITIES AND EXCHANGE COMMISSION               EXPIRES:    OCTOBER 31, 2002
          WASHINGTON, D.C. 20549                    ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE ... 14.90
                                                    ----------------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 9 )*


                            THE ACKERLEY GROUP, INC.
                -------------------------------------------------
                                (Name of Issuer)

                       Common Stock & Class B Common Stock
            --------------------------------------------------------
                         (Title of Class of Securities)

                                    004527107
                                ----------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages
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
-----------------------                                    ---------------------
CUSIP No.  004527107                   13G                 Page  2  of  5  Pages
          -------------                                        -----  -----
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Barry A. Ackerley

                      ###-##-####
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             N/A                                 (a)
                                                                 (b)
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
                           UNITED STATES

--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER
       NUMBER OF
         SHARES
      BENEFICIALLY                           8,921,779 COMMON STOCK
        OWNED BY                             10,949,035 CLASS B COMMON STOCK
          EACH
       REPORTING
         PERSON
          WITH
                          ------------------------------------------------------
                            6   SHARED VOTING POWER
                                               0 COMMON STOCK
                                               0 CLASS B COMMON STOCK
                          ------------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
                                                 8,921,779 COMMON STOCK
                                               10,949,035 CLASS B COMMON STOCK
                          ------------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                               0 COMMON STOCK
                                               0 CLASS B COMMON STOCK
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       8,921,779 COMMON STOCK
                      10,949,035 CLASS B COMMON STOCK
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*   [ ]

               Mr. Ackerley disclaims beneficial ownership of 7,264 common shares and 264 Class B common shares held by spouse, for purposes of Section 13(g) of the Act.

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      37.2% COMMON STOCK
                      99.1% CLASS B COMMON STOCK
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                    IN
--------------------------------------------------------------------------------

                                                               Page 3 of 5 pages

Item 1 (a):    NAME OF ISSUER

                      The Ackerley Group, Inc.


Item 1 (b):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                      1301 Fifth Avenue, Suite 4000
                      Seattle, Washington 98101


Item 2 (a):    NAME OF PERSON FILING

                      (See Item 1 of cover page)


Item 2 (b):    ADDRESS OF PRINCIPAL BUSINESS OFFICE

                      1301 Fifth Avenue, Suite 4000
                      Seattle, Washington 98101


Item 2 (c):    CITIZENSHIP

                      (See Item 4 of cover page)


Item 2 (d):    TITLE OF CLASS OF SECURITIES

                      Common Stock and Class B Common Stock

Item 2 (e):    CUSIP NUMBER

                      004527107

Item 3:        Not applicable.


Item 4:        OWNERSHIP

                      (a)    Amount Beneficially Owned:

                              8,921,779 Common Stock
                             10,949,035 Class B Common Stock

                             Mr. Ackerley disclaims beneficial ownership of 7,264 shares of Common Stock and 264 shares of Class B Common Stock owned by his spouse, for purposes of Section 13(g) of the Act.

                                                               Page 4 of 5 pages

                      (b)    Percent of Class:

                             37.2% of Common Stock
                             99.1% of Class B Common Stock

                      (c)    Number of Shares as to Which Such Person Has:

                             (i)    Sole power to vote or direct the vote:

                                    8,921,779 Common Stock
                                    10,949,035 Class B Common Stock

                             (ii)   Shared power to vote or direct the vote:

                                    0 Common Stock
                                    0 Class B Common Stock

                             (iii) Sole power to dispose or to direct the disposition of:

                                    8,921,779 Common Stock
                                    10,949,035 Class B Common Stock

                             (iv) Shared power to dispose or to direct the disposition of:

                                    0 Common Stock
                                    0 Class B Common Stock

Item 5:        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                      Not Applicable

Item 6:        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                      Not Applicable

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THESECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                      Not Applicable.

Item 8:        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                      Not Applicable

Item 9:        NOTICE OF DISSOLUTION OF GROUP

                      Not Applicable

Item 10:              CERTIFICATION

                      Not Applicable

                                                               Page 5 of 5 Pages


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 13, 2000
-----------------
Date



/s/ BARRY A. ACKERLEY
--------------------------------------------
Signature

Barry A. Ackerley
-----------------
Chairman and CEO of
THE ACKERLEY GROUP, INC.